Exhibit 99.1

FOR IMMEDIATE RELEASE

Ellie Mae Reports SECOND Quarter 2013 Results
Revenue up 45% from prior year
Record number of SaaS seats added

PLEASANTON, CA - August 1, 2013 - Ellie Mae® (NYSE: ELLI), a leading provider of on-demand, enterprise level automation solutions for the residential mortgage industry, today reported results for the second quarter ended June 30, 2013.

First Quarter Highlights

•	Revenue up 45% year over year to $34.3 million

•	Adjusted net income up 30% year over year to $8.2 million

•	Adjusted EBITDA up 60% year over year to $11.7 million

•	$9.4 million of free cash flow generated

•	88,688 active Encompass360® users as of June 30, 2013, up to 42% year over year

“During the second quarter, we delivered strong top line growth driven by continued demand for our SaaS solutions,” said Sig Anderman, CEO of Ellie Mae.  “Once again, we sold a record number of SaaS Encompass360 seats, with a particularly strong increase in new customers, while adding more users at current customers and upgrading existing licensed customers to our SaaS platform. We also experienced good momentum in increasing the number of new active SaaS users during the quarter, providing a solid foundation for future growth.”

"We are taking advantage of our higher than anticipated revenues to invest aggressively in initiatives that we believe will help us continue to grow our business and increase the competitive advantage of our products and services. During the second quarter we accelerated our investment in our sales and client services capabilities as well as in technology infrastructure to support our rapid user seat additions and overall business growth. This resulted in higher operating expenses for the second quarter,” continued Mr. Anderman.

“We are pleased to again raise our full year revenue guidance, despite the current expectations for a decline in mortgage origination volumes for the second half of this year.  Also for the full year 2013, we are maintaining our adjusted EBITDA guidance and increasing our adjusted net income guidance. As a result of increased hiring of talent to support the growth of our business and the performance share awards granted, stock-based compensation expense was higher in the second quarter of 2013, so we are revising downward our net income guidance for the full year,” Mr. Anderman concluded.

Exhibit 99.1

Second Quarter 2013
Total revenue for the second quarter of 2013 increased 45% to $34.3 million, compared to $23.6 million in the second quarter of 2012. Net income for the second quarter of 2013 was $3.7 million, or $0.13 per diluted share, compared to net income of $5.0 million, or $0.21 per diluted share, in the second quarter of 2012. Diluted share count increased to 28.3 million at the end of the second quarter of 2013 from 23.3 million at the end of the second quarter of 2012, in large part due to the 3.5 million shares that the Company issued in its follow-on offering in July 2012.

On a non-GAAP basis, adjusted net income for the second quarter of 2013 was $8.2 million, or $0.29 per diluted share, compared to $6.3 million, or $0.27 per diluted share, in the second quarter of 2012. Adjusted EBITDA for the second quarter of 2013 was $11.7 million, compared to $7.3 million for the second quarter of 2012.

Free cash flow of $9.4 million was generated for the second quarter of 2013.

Total revenue for the six months ended June 30, 2013 increased 46% to $65.1 million compared to $44.5 million for the six months ended June 30, 2012. Net income for the six months ended June 30, 2013 was $7.6 million, or $0.27 per diluted share, compared to net income of $8.6 million, or $0.38 per diluted share, for the six months ended June 30, 2012.

On a non-GAAP basis, adjusted net income for the six months ended June 30, 2013 was $15.8 million, or $0.56 per diluted share, compared to $10.9 million, or $0.47 per diluted share, for the six months ended June 30, 2012. Adjusted EBITDA for the six months ended June 30, 2013 was $21.7 million, compared to adjusted EBITDA of $12.7 million for the six months ended June 30, 2012.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics as of and for the Quarter Ended June 30, 2013:

•	On-demand revenue increased 53% year over year to $31.1 million, comprising approximately 91% of total revenues for the quarter;

•	The total number of active Encompass360 users increased 42% year over year to 88,688;

•	Revenue per average active Encompass360 user increased 4% year over year to $398;

•	At the end of the second quarter, the number of active users of the SaaS version of Encompass360 increased 74% year over year to 55,952, or 63% of all active Encompass360 users; and

•	Total SaaS Encompass360 revenues increased 74% year over year to $18.6 million or 54% of total revenue for the quarter.

Exhibit 99.1

Third Quarter and Fiscal Year 2013 Financial Outlook
The July 2013 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2013 mortgage origination volume is approximately $1.7 trillion, which represents a 13% decrease from estimated mortgage volume in 2012. These organizations publish monthly updates of their annual and quarterly forecasts. The July 2013 composite quarterly forecast for origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2013	$494	$540	$373	$269	$1,676

Approximately 50% of our revenue is sensitive to fluctuations in mortgage volumes and we are therefore providing financial guidance for the third quarter and full fiscal year 2013 based in part on these composite quarterly forecasts.

For the third quarter of 2013, revenue is expected to be in the range of $34.0 million to $34.5 million. Net income is expected to be in the range of $3.9 million to $4.3 million, or $0.14 to $0.15 per diluted share. Adjusted net income is expected to be in the range of $8.1 million to $8.6 million, or $0.29 to $0.30 per diluted share. Adjusted EBITDA is expected to be in the range of $12.1 million to $12.9 million.

For the full fiscal year 2013, revenue is expected to be in the range of $131.0 million to $132.5 million, up from the previously provided range of $130.0 million to $131.5 million. Net income is expected to be in the range of $14.0 million to $14.5 million, or $0.49 to $0.51 per diluted share, down from the previously provided range of $15.6 million to $16.2 million, or $0.55 to $0.57 per diluted share, due to higher stock-based compensation expense from the 2013 performance share awards and increased hiring of new talent to support the continuing growth of our business. Adjusted net income is expected to continue to be in the range of $30.7 million to $31.5 million, or $1.08 to $1.11 per diluted share, up from the previously provided range of $30.2 million to $31.0 million, or $1.06 to $1.09 per diluted share. Adjusted EBITDA is expected to continue to be in the range of $44.2 million to $45.4 million.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income, adjusted EBITDA and free cash flow in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments. EBITDA consists of net income plus depreciation and amortization, interest income and expense and income tax provision (benefit). Adjusted EBITDA consists of EBITDA

Exhibit 99.1

plus non-cash, stock-based compensation expense and acquisition costs. Free cash flow is calculated by subtracting cash paid for the acquisition of property and equipment from net cash provided by operating activities. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company's business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. Ellie Mae uses free cash flow as a complementary measure to its entire consolidated statements of cash flows since purchases of property and equipment are a necessary component of ongoing operations. These non-GAAP measures are not measurements of the Company's financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of the Company's profitability or liquidity. The Company cautions that other companies in Ellie Mae's industry may calculate adjusted net income and adjusted EBITDA differently than the company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call
Ellie Mae will discuss its second quarter 2013 results today, August 1, 2013, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 888-846-5003 or 480-629-9856 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company's website at http://ir.elliemae.com. An audio replay of the call will be available through August 15, 2013 by dialing 800-406-7325 or 303-590-3030 and entering access code 4629824.

About Ellie Mae
Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry.  The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management.  The Company also hosts the Ellie Mae Network™ that allows Encompass360 users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans.  The Company's offerings include the Encompass®, Encompass360® and DataTrac® mortgage management software systems.

Exhibit 99.1

Ellie Mae was founded in 1997 and is based in Pleasanton, California.  To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.
© 2013 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding growth opportunities, projected revenue, net income, adjusted EBITDA and adjusted net income for the third quarter and fiscal year 2013, as well as discussions regarding potential increases in investment in growth initiatives and further enhancement of the Company's capabilities. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae's results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in strategic planning decisions by management; our ability to manage growth and expenses as we continue to scale our business; reallocation of internal resources; changes in the volume of residential mortgage volume in the United States; changes in anticipated rates of existing customer conversions and SaaS seat additions, and new customer acquisitions; the risk that the anticipated benefits, growth prospects expected from the Del Mar Datatrac acquisition may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, including changing relationships with partners, customers, employees or suppliers; the satisfactory performance, reliability and availability of our product and services; the amount of costs incurred in connection with the supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae's future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Exhibit 99.1

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

# # #

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$41,726	$44,114
Short-term investments	29,253	16,243
Accounts receivable, net of allowances for doubtful accounts of $57 and $74 as of June 30, 2013 and December 31, 2012, respectively	11,460	9,753
Prepaid expenses and other current assets	3,930	2,956
Deferred tax assets	652	645
Note receivable	1,000	1,000
Total current assets	88,021	74,711
Property and equipment, net	11,880	9,494
Long-term investments	51,245	43,728
Other intangible assets, net	5,810	6,531
Goodwill	51,051	51,051
Deposits and other assets	1,398	100
Total assets	$209,405	$185,615
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,737	$2,039
Accrued and other current liabilities	8,365	5,777
Income taxes payable	2,030	15
Acquisition holdback, net of discount	2,990	2,948
Deferred revenue	4,625	4,896
Deferred rent	271	252
Total current liabilities	22,018	15,927
Acquisition holdback, net of current portion and discount	1,938	1,911
Other long-term liabilities	1,357	915
Total liabilities	25,313	18,753

Stockholders' equity:
Common stock, $0.0001 par value per share;140,000,000 authorized shares, 26,437,235 and 26,058,533 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	194,371	184,616
Accumulated other comprehensive loss	(188)	(65)
Accumulated deficit	(10,094)	(17,692)
Total stockholders' equity	184,092	166,862
Total liabilities and stockholders' equity	$209,405	$185,615

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues	$34,270	$23,569	$65,125	$44,475
Cost of revenues	8,607	5,283	16,218	10,540
Gross profit	25,663	18,286	48,907	33,935
Operating expenses:
Sales and marketing	5,167	4,232	10,070	8,232
Research and development	6,530	4,299	12,078	8,432
General and administrative	7,975	4,496	15,561	8,172
Total operating expenses	19,672	13,027	37,709	24,836
Income from operations	5,991	5,259	11,198	9,099
Other income (expense), net	151	(18)	272	(38)
Income before income taxes	6,142	5,241	11,470	9,061
Income tax provision	2,457	242	3,872	420
Net income	$3,685	$4,999	$7,598	$8,641
Net income per share of common stock:
Basic	$0.14	$0.23	$0.29	$0.40
Diluted	$0.13	$0.21	$0.27	$0.38
Weighted average common shares used in computing net income per share of common stock:
Basic	26,368,860	21,610,578	26,268,134	21,507,683
Diluted	28,281,922	23,296,653	28,182,572	22,939,744

Net income	$3,685	$4,999	$7,598	$8,641
Other comprehensive loss, net of taxes
Unrealized losses on investments	(28)	—	(123)	—
Comprehensive income	$3,657	$4,999	$7,475	$8,641

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six months ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,598	$8,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,273	1,362
Provision for uncollectible accounts receivable	1	8
Amortization of other intangible assets	721	818
Amortization of discount related to acquisition holdback	69	109
Stock-based compensation	7,508	1,395
Excess tax benefit from exercise of stock options	(249)	(181)
Loss on sale of property and equipment	—	20
Deferred income taxes	(137)	—
Amortization of investment premium	852	—
Changes in operating assets and liabilities:
Accounts receivable	(1,708)	(1,100)
Prepaid expenses and other current assets	(549)	(1,232)
Deposits and other assets	(1,116)	—
Accounts payable	1,640	(802)
Income taxes payable	2,015	—
Accrued and other current liabilities	2,119	1,690
Deferred revenue	(252)	(412)
Deferred rent	(123)	(103)
Net cash provided by operating activities	20,662	10,213
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,393)	(3,845)
Proceeds from sale of property and equipment	—	10
Purchase of investments	(63,344)	(3,473)
Maturities of investments	41,842	2,486
Other investing activities, net	—	2
Net cash used in investing activities	(24,895)	(4,820)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(363)	(3)
Proceeds from issuance of common stock under stock incentive plans	1,985	1,621
Cash paid for net settlement of vested restricted stock units	(26)	—
Excess tax benefit from exercise of stock options	249	181
Net cash provided by financing activities	1,845	1,799
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,388)	7,192
CASH AND CASH EQUIVALENTS, Beginning of period	44,114	23,732
CASH AND CASH EQUIVALENTS, End of period	$41,726	$30,924
Supplemental disclosure of cash flow information:
Cash paid for interest	$156	$—
Cash paid for income taxes	$1,736	$120

Exhibit 99.1

Supplemental disclosure of non-cash investing and financing activities:
Fixed asset purchases not yet paid	$218	$673
Fixed assets acquired under capital lease	$1,336	$—
Deferred offering costs not yet paid	$—	$344

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net income	$3,685	$4,999	$7,598	$8,641
Depreciation	1,178	751	2,273	1,362
Amortization of intangible assets	360	409	721	818
Other (income) expense, net	(151)	18	(272)	38
Income tax provision	2,457	242	3,872	420
EBITDA	7,529	6,419	14,192	11,279

Non-cash, stock-based compensation expenses	4,135	878	7,508	1,395
Adjusted EBITDA	$11,664	$7,297	$21,700	$12,674

Net income	$3,685	$4,999	$7,598	$8,641
Non-cash, stock-based compensation expenses	4,135	878	7,508	1,395
Amortization of intangible assets	360	409	721	818
Adjusted net income	$8,180	$6,286	$15,827	$10,854

Shares used to compute non-GAAP net income per share
Basic	26,368,860	21,610,578	26,268,134	21,507,683
Diluted	28,281,922	23,296,653	28,182,572	22,939,744

Adjusted net income per share
Basic	$0.31	$0.29	$0.60	$0.50
Diluted	$0.29	$0.27	$0.56	$0.47

Net cash provided by operating activities	$11,442	$6,950	$20,662	$10,213
Acquisition of property and equipment	(2,044)	(3,017)	(3,393)	(3,845)
Free cash flow	$9,398	$3,933	$17,269	$6,368

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Third Quarter 2013 Projected Range		Fiscal 2013 Projected Range
Net Income	$3,900	$4,300	$14,000	$14,500

Depreciation	1,400	1,500	5,200	5,300
Amortization of intangible assets	400	400	1,400	1,500
Income tax provision/other	2,600	2,800	8,300	8,600
EBITDA	8,300	9,000	28,900	29,900

Non-cash, stock-based compensation expenses	3,800	3,900	15,300	15,500
Adjusted EBITDA	$12,100	$12,900	$44,200	$45,400

Net Income	$3,900	$4,300	$14,000	$14,500
Non-cash, stock-based compensation expenses	3,800	3,900	15,300	15,500
Amortization of intangible assets	400	400	1,400	1,500
Adjusted net income	$8,100	$8,600	$30,700	$31,500

Shares used to compute non-GAAP net income per share
Diluted	28,400,000	28,400,000	28,400,000	28,400,000

Projected net income per share
Diluted	$0.14	$0.15	$0.49	$0.51

Adjusted net income per share
Diluted	$0.29	$0.30	$1.08	$1.11